Exhibit 99.1
FOR IMMEDIATE RELEASE
Vertrue’s Stockholders Approved Acquisition by Investor Group and Management
Norwalk, Conn. — Aug. 15, 2007 — Vertrue Incorporated (Nasdaq: VTRU) (“Vertrue”) , announced today that its stockholders voted to adopt the Agreement and Plan of Merger, dated March 22, 2007, among Vertrue, Velo Holdings Inc. and Velo Acquisition Inc., as amended by the Amendment to the Agreement and Plan of Merger, dated July 18, 2007, among Vertrue, Velo Holdings Inc. and Velo Acquisition Inc. (as amended, the “Merger Agreement”), providing for the acquisition of Vertrue by Vertrue’s management and an investor group consisting of One Equity Partners, Rho Ventures and Brencourt Advisors.
The transaction is expected to be completed on or about August 16, 2007, subject to the satisfaction of customary closing conditions. Pursuant to the Merger Agreement, at the effective time of the merger, each outstanding share of the common stock, par value $0.01 per share, of Vertrue, other than certain specified shares, will be cancelled and converted into the right to receive $50.00 per share in cash, without interest.
ABOUT VERTRUE
Vertrue Incorporated is a premier Internet direct marketing services company. Vertrue operates a diverse group of marketing businesses that share a unified mission: to provide every consumer with access to savings and services that improve their daily lives. Vertrue’s members and customers have access to direct-to-consumer savings across its five vertical markets of healthcare, personal property, security/insurance, discounts, and personals, which are all offered online through a set of diverse Internet marketing channels. Vertrue is headquartered in Norwalk, Conn.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may constitute “forward-looking statements” that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in Vertrue’s filings with the Securities and Exchange Commission. Vertrue is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements.
CONTACT: Vertrue Incorporated
Gary Johnson, 203-324-7635